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FORM 5
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See
    Instruction 1(b)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
   Acres            John              F.          Acres Gaming Incorporated    AGAM             Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
   c/o Acres Gaming                               Person (Voluntary)         June 1998          ----        title ---       below)
-------------------------------------------                               -------------------               below)
   815 NW 9th Street                                                      5. If Amendment,              Chairman of the Board
-------------------------------------------                                  Date of Original       -------------------------------
                 (Street)                                                    (Month/Year)
   Corvallis          OR             97330                                                   7. Individual or Joint/Group Filing
-------------------------------------------                               ------------------    (Check applicable line)
  (City)           (State)           (Zip)                                                        X   Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
  Common Stock                                                                            1,838,866              I             P*
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  $.01 Par Value                                                                            276,432              I             P**
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
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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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  Employee Stock Option      $3.50                                              ***   Jan 2006
    Common Stock (Right to Buy)
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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                                 160,000
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Explanation of Responses:

*    By self as trustee for the John and JoAnn Acres 1989 Living Trust.

**   Held by a custodian fbo the reporting person's minor children. The reporting person does not exercise any discretionary control over such shares and disclaims any beneficial ownership thereof.

***  Option vests as to 26,666 shares on each of 8/1/96, 2/1/97, 8/1/97, 2/1/98 and 8/1/98 and as to 26,670 shares on 2/1/99.

                                                                                               /s/ JOHN F. ACRES           08/12/98
                                                                                     ------------------------------------  --------
                                                                                     by Robert W. Brown, Attorney in Fact    Date
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